Exhibit 99.1

ALLEGHANY CORPORATION

7 Times Square Tower, 17th Floor

New York, NY 10036

ALLEGHANY CORPORATION REPORTS 2013 FOURTH QUARTER AND FULL YEAR RESULTS

NEW YORK, NY, February 25, 2014 – Alleghany Corporation (NYSE-Y) today announced its financial results for the three months and year ended December 31, 2013. Book value per common share1 grew to $412.96 as of December 31, 2013, an increase of 8.9% from book value per common share of $379.13 at 2012 year-end. Total stockholders’ equity2 increased to $6.9 billion as of December 31, 2013 from approximately $6.4 billion as of December 31, 2012.

Alleghany reported net earnings3 of $205.3 million, or $12.24 per diluted share for the 2013 fourth quarter, compared with a loss of $92.6 million, or $5.47 per diluted share for the fourth quarter of last year. For the full year 2013, Alleghany reported net earnings3 of $628.4 million, or $37.44 per diluted share, compared with $702.2 million, or $45.48 per diluted share for 2012. The fourth quarter and full year results for 2012 include an after-tax underwriting loss, net of reinsurance and reinstatement premiums, of $267.8 million from Super Storm Sandy. In addition, full year 2012 results include three hundred days of results of TransRe, as well as merger-related items associated with the TransRe merger, including a gain of $494.9 million resulting from the application of purchase accounting treatment, amortization of intangible assets of $253.3 million and transaction costs of $33.8 million.

Concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing a number of schedules that provide additional detail pertaining to Alleghany’s financial results.

A summary of Alleghany’s pre-tax results for the three months and years ended December 31, 2013 and 2012 follows:

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	Change	2013	2012	Change
	(in millions)
Underwriting profit (loss):
Reinsurance	$86.1	$(102.4)	$188.5	$334.0	$266.7	$67.3
Insurance	12.6	(119.6)	132.2	86.7	(46.4)	133.1

	98.7	(222.0)	320.7	420.7	220.3	200.4

Net investment income	131.2	78.4	52.8	465.7	313.0	152.7
Net realized capital gains	136.5	38.0	98.5	232.1	157.9	74.2
Other than temporary impairment losses	(2.1)	—	(2.1)	(44.0)	(2.9)	(41.1)
Other income	40.9	13.9	27.0	78.7	57.3	21.4
Other operating expenses	(67.8)	(25.8)	(42.0)	(164.9)	(123.7)	(41.2)
Corporate administration	(10.1)	(8.1)	(2.0)	(36.1)	(42.0)	5.9
Interest expense	(21.8)	(21.8)	—	(86.8)	(68.4)	(18.4)

Net earnings (losses) before merger-related items and income taxes	305.5	(147.4)	452.9	865.4	511.5	353.9

Merger-related items:

Gain on bargain purchase	—	—	—	—	494.9	(494.9)
Amortization of intangible assets*	1.4	(39.9)	41.3	(10.2)	(253.3)	243.1
Transaction costs	—	—	—	—	(33.8)	33.8

Earnings (losses) before income taxes	$306.9	$(187.3)	$494.2	$855.2	$719.3	$135.9

*	Includes immaterial amounts of ongoing amortization arising from the acquisition of subsidiaries other than TransRe.

[1]	Stockholders’ equity attributable to Alleghany stockholders divided by common stock outstanding.
[2]	Stockholders’ equity attributable to Alleghany stockholders.
[3]	Net earnings attributable to Alleghany stockholders.

Weston M. Hicks, President and chief executive officer, commented, “Alleghany generated solid returns in 2013, growing book value per share by 8.9%. Our results were driven by strong underwriting performance both at TransRe and RSUI, resulting in a 90.1% combined ratio for the full year, as well as the total return on our investment portfolio, which was 3.3% for the year due largely to strong equity returns.”

“In our reinsurance segment, TransRe achieved the best underwriting result in its history and we continue to be impressed with the quality of the team and its business. TransRe’s combined ratio for 2013 was 89.2% in the fourth quarter and 89.9% for the full year. These were excellent results, particularly in light of the increasingly competitive environment for reinsurance. TransRe benefitted from a below average year for property catastrophe losses and favorable loss reserve development. Although gross premiums written for 2013 increased by 16.4% over 2012, this increase is inflated due to 2012 including only approximately ten months of TransRe activity. TransRe’s gross premiums written in 2013 were down by approximately 5% over full year 2012, which is more reflective of management’s highly selective underwriting approach in a challenging marketplace.”

“Our insurance operations recorded a combined ratio of 95.1% for the fourth quarter and 91.0% for the full year in 2013, driven by favorable results at RSUI which recorded an 80.2% combined ratio. In addition, RSUI was able to grow its premiums by 12.3% in 2013 through a combination of rate increases and new business. RSUI continues to be a meaningful contributor to our results. Underwriting profits at RSUI were somewhat offset by losses at Capitol and PacificComp. Although the performance of these two subsidiaries remains below acceptable levels, we are encouraged by the steps being taken by their leadership teams.”

Mr. Hicks continued, “Our investment strategy remains focused on balancing interest rate risk through the combination of an intermediate duration fixed income portfolio — a prudent position relative to our loss reserves — with equity security exposures that performed well as interest rates rose in 2013. For the year, our equity portfolio was up 35% compared with an increase in the S&P 500 of 32%. This outperformance occurred despite Alleghany holding meaningful cash to allow flexibility as opportunities arise. Our equity performance was especially important in 2013, as rising interest rates, and the corresponding drop in market values of our fixed income securities, essentially eliminated any fixed income investment returns. We believe that our previously-announced strategic relationship with Ares Management will provide an additional reduction to interest rate risk through an allocation to credit strategies with floating interest rates. Simultaneously, we have taken steps to provide some protection against the risk of a recessionary economy and allocated a portion of our assets to long-dated zero coupon Treasury securities. While this position was at a slight unrealized loss at year-end, subsequent market movements have shown the value of this hedge.”

In 2013, Alleghany repurchased an aggregate of 113,160 shares of its common stock in the open market for $40.4 million at an average price per share of $356.92. Following this activity, Alleghany had $241.9 million remaining on its currently effective $300 million share repurchase authorization.

2013 Fourth Quarter Underwriting Results

Alleghany’s underwriting profit for the fourth quarter of 2013 was $98.7 million, compared with an underwriting loss of $222.0 million for the fourth quarter of 2012. The underwriting results for the 2013 fourth quarter reflect an $86.1 million underwriting profit for the reinsurance segment (TransRe), compared with an underwriting loss of $102.4 million for the 2012 fourth quarter, as well as an underwriting profit of $12.6 million for the insurance segment, compared with an underwriting loss of $119.6 million for the 2012 fourth quarter.

TransRe’s underwriting results in the fourth quarter of 2013 compared with the fourth quarter of 2012 benefitted from the absence of major catastrophe losses, partially offset by higher commissions, brokerage and other underwriting expenses. The fourth quarter of 2012 included significant catastrophe losses attributable to Super Storm Sandy, but benefitted from the impact of merger-related accounting, which had the effect of reducing commissions, brokerage and other underwriting expenses in the 2012 fourth quarter.

The improvement in the underwriting results of the insurance segment in the fourth quarter of 2013 from the fourth quarter of 2012 primarily reflects the absence of catastrophe losses in the fourth quarter of 2013, which were significant in the fourth quarter of 2012 due to Super Storm Sandy, partially offset by net unfavorable prior year reserve development, primarily from Capitol.

Total net premiums written for the 2013 fourth quarter were $1,001.5 million, compared with $1,023.6 million for the fourth quarter of 2012, a decrease of 2.2%. TransRe’s net premiums written decreased by 8.6% in the 2013 fourth quarter when compared with the 2012 fourth quarter. Net premiums written in the fourth quarter of 2012 included significant reinstatement premiums from Super Storm Sandy. If TransRe’s reinstatement premiums from Super Storm Sandy were excluded, TransRe’s net premiums written would be down 4.6%. Net premiums written in Alleghany’s insurance segment increased by $47.9 million or 23.4% in the 2013 fourth quarter, compared with the fourth quarter of last year. Each of Alleghany’s insurance subsidiaries contributed to this growth. RSUI’s net premiums written increased by 20.3%, Capitol’s net premiums written increased by 27.9% and PacificComp’s net premiums written increased by 75.8% in the 2013 fourth quarter.

Alleghany’s combined ratio for the 2013 fourth quarter was 90.6%, compared with 120.0% for the 2012 fourth quarter. TransRe’s combined ratio for the 2013 fourth quarter was 89.2%, compared with 111.4% for the 2012 fourth quarter, and the insurance segment’s combined ratio for the 2013 fourth quarter was 95.1%, compared with 156.5% for the 2012 fourth quarter.

2013 Full Year Underwriting Results

Alleghany’s underwriting profit for 2013 was $420.7 million, compared with $220.3 million for 2012. The 2013 underwriting results reflect a $334.0 million underwriting profit for TransRe, compared with a $266.7 million underwriting profit for 2012 in the three hundred-day period of Alleghany’s ownership of TransRe. In addition, the 2013 underwriting results reflect an $86.7 million underwriting profit for the insurance segment, compared with a $46.4 million underwriting loss for 2012.

The increase in TransRe’s underwriting profit in 2013 from 2012 primarily reflects lower catastrophe losses and favorable prior accident year reserve development, partially offset by an increase in commissions, brokerage and other underwriting expenses relative to net premiums earned. As explained above, the results for 2013 reflect the absence of the favorable impact arising from the acquisition method of accounting, which was significant in 2012.

The improvement in underwriting results of the insurance segment in 2013 from 2012 primarily reflects lower catastrophe losses.

Total net premiums written for 2013 were $4,287.4 million, compared with $3,723.9 million for 2012. TransRe’s net premiums written for 2013 increased by 14.3% to $3,248.0 million from 2012, primarily reflecting the fact that 2012 did not include net premiums written by TransRe prior to the merger with Alleghany on March 6, 2012. The insurance segment’s net premiums written for 2013 increased by 17.7% to $1,039.4 million from 2012, primarily due to new business written and modest casualty price increases at RSUI, Capitol and PacificComp. Each of Alleghany’s insurance subsidiaries contributed to this growth. RSUI’s net premiums written were up 15.7%, Capitol’s net premiums written increased by 15.0% and PacificComp’s net premiums written increased by 114.7% in 2013.

Alleghany’s combined ratio for 2013 was 90.1%, compared with 94.1% in 2012. TransRe’s combined ratio for 2013 was 89.9%, compared with 90.9% for 2012, and the insurance segment’s combined ratio for 2013 was 91.0%, compared with 105.7% for 2012. As noted above, TransRe’s combined ratio was favorably impacted as a result of applying the acquisition method of accounting for the merger because deferred acquisition costs were written off at the March 6, 2012 merger date. As of March 6, 2013, the application of the acquisition method of accounting no longer had a significant impact on TransRe’s combined ratio. Excluding the impact of the application of the acquisition method of accounting, TransRe’s estimated combined ratio was approximately 100% for 2012.

Investment Performance

Alleghany’s net investment income for the three months and year ended December 31, 2013 was $131.2 million and $465.7 million, respectively, an increase of 67.3% and 48.8% over the corresponding 2012 periods. The 48.8% increase in 2013 primarily reflects the fact that 2012 did not include net investment income of TransRe prior to the merger with Alleghany on March 6, 2012. Aside from the impact of the merger, the increase in net investment income for the three months and year ended December 31, 2013 reflects higher income from other invested assets, as well as higher interest and dividend income. The interest income earned on TransRe’s fixed income portfolio is net of a significant increase to amortization expense resulting from the write-up of the portfolio’s amortized cost basis to its fair value and the corresponding decrease in interest income accrual rates to reflect market rates as of the date of the merger. This increased amortization expense reduced TransRe’s reported net investment income, compared with TransRe’s net investment income prior to the merger. As the securities which constituted the pre-merger portfolio mature or are sold, the amortization of this expense will decline and TransRe’s fixed income portfolio yield will increasingly reflect market rates since the merger date.

Alleghany’s investment performance also benefitted from the operating results and the sale of Homesite which was completed on December 31, 2013. During 2013, Alleghany recognized $42.9 million in investment income from its percentage of ownership of Homesite’s earnings and recorded a realized gain of $46.8 million upon the completion of its sale.

Additional Information

Additional information regarding Alleghany’s 2013 financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Annual Report on Form 10-K for the period ended December 31, 2013 (the “Form 10-K”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. In addition, comparative supplemental financial information is available in the 2013 fourth quarter and full year financial supplement (the “Financial Supplement”). The Form 10-K and the Financial Supplement will be available on Alleghany’s website at www.alleghany.com and on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-K for a more complete discussion of Alleghany’s financial performance.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (referred to herein as “TransRe”), a leading global reinsurer; RSUI Group, Inc. (referred to herein as “RSUI”), a national underwriter of property and liability specialty insurance coverages; Capitol Transamerica Corporation (referred to herein as “Capitol”), an underwriter of small commercial property, casualty and surety insurance coverages; and Pacific Compensation Corporation (referred to herein as “PacificComp”), an underwriter of workers’ compensation insurance primarily in California.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit and net earnings before merger-related items and income taxes, which are “non-GAAP financial measures,” as such term is defined in Regulation G promulgated by the SEC.

Underwriting profit represents net premiums earned less net loss and loss adjustment expense and commissions, brokerage and other underwriting expenses, all as determined in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and does not include net investment income, net realized capital gains, other than temporary impairment losses, other income, other operating expenses, amortization of intangible assets or interest expense. Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss, and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

Net earnings before merger-related items and income taxes represents earnings before income taxes, excluding gain on bargain purchase, amortization of intangible assets and merger-related transaction costs, all as determined in accordance with U.S. GAAP. Alleghany uses net earnings before merger-related items and income taxes as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to provide useful additional information to investors by highlighting earnings before income taxes attributable to its performance exclusive of non-recurring merger-related impacts.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for measures of operating performance prepared in accordance with U.S. GAAP. Reconciliation of underwriting profit to earnings before income taxes and net earnings before merger-related items and income taxes to earnings before income taxes is presented herein.

# # #

Forward-looking Statements

This release contains disclosures which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are based upon Alleghany’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. These statements are not guarantees of future performance, and Alleghany has no specific intention to update these statements. The uncertainties and risks include, but are not limited to,

•	significant weather-related or other natural or man-made catastrophes and disasters;

•	the cyclical nature of the property and casualty reinsurance and insurance industries;

•	changes in market prices of Alleghany’s significant equity investments and changes in value of Alleghany’s debt securities portfolio;

•	adverse loss development for events insured by Alleghany’s reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by Alleghany’s reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by Alleghany’s reinsurance operating subsidiaries on a limited number of brokers;

•	increases in the levels of risk retention by Alleghany’s reinsurance and insurance subsidiaries;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of Alleghany’s reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to Alleghany’s reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to Alleghany’s reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	legal, political, judicial and regulatory changes, including the federal financial regulatory reform of the insurance industry by the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of Alleghany’s reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing Alleghany’s indebtedness;

•	the ability to make payments on, or repay or refinance, Alleghany’s debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which Alleghany has no control; and changes in Alleghany’s plans, strategies, objectives, expectations, or intentions, which may happen at any time at its discretion. As a consequence, current plans, anticipated actions, and future financial condition and results may differ from those expressed in any forward-looking statements made by Alleghany or on its behalf.

For more information, please contact:

Jeff Majtyka/Mike Smargiassi

Brainerd Communicators, Inc.

212-986-6667

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2013	2012
	(in thousands, except share amounts)
Assets
Investments:
Available-for-sale securities at fair value:
Equity securities (cost: 2013 – $1,804,698; 2012 – $1,436,540)	$2,229,453	$1,424,014
Debt securities (amortized cost: 2013 – $14,875,750; 2012 – $15,593,278)	14,802,890	15,999,538
Short-term investments	1,317,895	366,044

	18,350,238	17,789,596
Other invested assets	641,924	537,350

Total investments	18,992,162	18,326,946
Cash	498,315	649,524
Accrued investment income	146,381	165,857
Premium balances receivable	675,255	585,195
Reinsurance recoverables	1,363,707	1,348,599
Ceded unearned premiums	173,148	154,980
Deferred acquisition costs	334,740	303,515
Property and equipment at cost, net of accumulated depreciation and amortization	58,974	34,118
Goodwill	99,747	83,447
Intangible assets, net of amortization	127,284	128,773
Current taxes receivable	13,049	79,933
Net deferred tax assets	469,787	532,569
Other assets	408,539	414,511

Total assets	$23,361,088	$22,807,967

Liabilities and Stockholders’ Equity
Loss and loss adjustment expenses	$11,952,541	$12,239,766
Unearned premiums	1,765,550	1,705,342
Senior Notes	1,794,407	1,811,483
Reinsurance payable	90,562	67,654
Other liabilities	810,507	579,935

Total liabilities	16,413,567	16,404,180

Common stock (shares authorized: 2013 and 2012 – 22,000,000; shares issued: 2013 –17,459,961; 2012 – 17,478,746)	17,460	17,479
Contributed capital	3,613,151	3,619,912
Accumulated other comprehensive income	186,930	250,508
Treasury stock, at cost (2013 – 693,769 shares; 2012 – 588,123 shares)	(213,911)	(175,818)
Retained earnings	3,320,127	2,691,706

Total stockholders’ equity attributable to Alleghany stockholders	6,923,757	6,403,787
Noncontrolling interest	23,764	—

Total stockholders’ equity	6,947,521	6,403,787

Total liabilities and stockholders’ equity	$23,361,088	$22,807,967

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

	Year Ended December 31,
	2013	2012	2011
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$4,239,216	$3,733,005	$747,639
Net investment income	465,664	312,998	108,910
Net realized capital gains	232,119	157,879	127,141
Other than temporary impairment losses	(44,047)	(2,907)	(3,607)
Gain on bargain purchase	—	494,940	—
Other income	78,702	57,297	1,754

Total revenues	4,971,654	4,753,212	981,837

Costs and Expenses
Net loss and loss adjustment expenses	2,479,353	2,630,170	429,986
Commissions, brokerage and other underwriting expenses	1,339,191	882,502	268,125
Other operating expenses	164,859	123,700	31,101
Corporate administration	36,111	75,842	41,007
Amortization of intangible assets	10,164	253,298	3,355
Interest expense	86,740	68,424	17,426

Total costs and expenses	4,116,418	4,033,936	791,000

Earnings before income taxes	855,236	719,276	190,837
Income taxes	225,882	17,032	47,586

Net earnings	629,354	702,244	143,251
Net earnings attributable to noncontrolling interest	933	—	—

Net earnings attributable to Alleghany stockholders	$628,421	$702,244	$143,251

Net earnings	$629,354	$702,244	$143,251
Other comprehensive income:
Change in unrealized gains, net of deferred taxes of $37,791, $112,301 and $37,139 for 2013, 2012 and 2011, respectively	70,183	208,560	68,973
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($51,209), ($54,240) and ($43,237) for 2013, 2012 and 2011, respectively	(95,102)	(100,732)	(80,297)
Change in unrealized currency translation adjustment, net of deferred taxes of $19,323, $7,200 and $0 for 2013, 2012 and 2011, respectively	(35,886)	(13,371)	—
Retirement plans	(2,773)	520	(3,407)

Comprehensive income	565,776	797,221	128,520
Comprehensive income attributable to noncontrolling interest	933	—	—

Comprehensive income attributable to Alleghany stockholders	$564,843	$797,221	$128,520

Basic earnings per share attributable to Alleghany stockholders	$37.44	$45.48	$16.26
Diluted earnings per share attributable to Alleghany stockholders	37.44	45.48	16.20